Exhibit 99.2

Jones Energy, Inc. Announces Appointment of Halbert S. Washburn to Board of Directors

AUSTIN, TX — September 3, 2013 — Jones Energy, Inc. (NYSE: JONE) announced today that effective September 4, 2013, Halbert S. Washburn has been appointed to the Board of Directors.

Jonny Jones, Chairman and CEO, said, “We are delighted that Hal has agreed to join our Board.  Hal brings deep technical knowledge and industry experience, and will be an excellent addition to our Board.  His advice and input will be invaluable as we continue to grow and expand our operations.”

Mr. Washburn has been the Chief Executive Officer of BreitBurn GP LLC, the General Partner of Breitburn Energy Partners LP since April 2010.  Mr. Washburn co-founded BreitBurn Energy Corp., and has been its Co-Chief Executive Officer and Co-President since 1988.  He has been the Non-Executive Chairman at Rentech, Inc. since June 28, 2011 and Independent Director since December 15, 2005.  He has over 25 years of experience in the energy industry.

Mr. Washburn served as Board Member, including Chairman of the Board, of the Stanford University Petroleum Investments Committee and served on the Executive Committee of the Board of Directors of the California Independent Petroleum Association.  Mr. Washburn holds a B.S. in Petroleum Engineering from Stanford University.

About Jones Energy, Inc:

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.

Investor Contact:

Robert Brooks, 512-328-2953

Executive Vice President & CFO